Exhibit 10.1

INSURANCE POLICY ACQUISITION AND TRANSITION AGREEMENT

This Insurance Policy Acquisition and Transition Agreement (hereinafter the “Agreement”) is entered into this 13th day of June, 2014, by and among the Florida Department of Financial Services, as Receiver for Sunshine State Insurance Company (hereinafter the “Receiver”), Heritage Property & Casualty Insurance Company (hereinafter “HPCIC”) and the Florida Insurance Guaranty Association (hereinafter “FIGA”).

RECITALS

WHEREAS, Sunshine State Insurance Company (hereinafter “SSIC”) was a corporation authorized pursuant to the Florida Insurance Code to transact business in the state of Florida as a domestic property and casualty insurer since November 21, 1997, whose principal place of business is located at 12724 Gran Bay Parkway West, Suite 150, Jacksonville, FL 32258; and

WHEREAS, On March 11, 2014, SSIC entered into a Consent Order with the Florida Office of Insurance Regulation (hereinafter “OIR”) in Case Number 149915-14-CO, pursuant to which SSIC agreed to “either infuse capital to bring surplus to” $15 million or “present an executed agreement for the acquisition or recapitalization” of SSIC to OIR accompanied by a good faith security deposit by May 15, 2014; and

WHEREAS, Collateral with the execution of the above-referenced Order, SSIC executed a Consent to Appointment of Receiver, wherein SSIC acknowledged “that the failure to comply with Consent Order 149915-14-CO by 5:00 p.m. by May 30, 2014 establishes grounds for the appointment of a Receiver for the purpose of Rehabilitation or Liquidation pursuant to Sections 631.051 and 631.061, Florida Statutes”; and

WHEREAS, As of the close of business, Friday, May 30, 2014, SSIC failed to present any other proposed transaction or plan for increasing its surplus to $15 million, being acquired, or transferring SSIC’s policies to another licensed insurer; and

WHEREAS, OIR referred SSIC to the Department of Financial Services for the initiation of delinquency proceedings pursuant to Part I, Chapter 631, Florida Statutes; and

WHEREAS, On June 2, 2014, the Department filed a Petition for Order Appointing the Florida Department of Financial Services as Receiver for Purposes of Liquidation, Injunction, and Notice of Automatic Stay with the Circuit Court of the Second Judicial Circuit, in and for Leon County, Florida in Case Number 2014-CA-1432; and

WHEREAS, On June 3, 2014, the Honorable Kevin J. Carroll entered a Consent Order Appointing the Florida Department of Financial Services as Receiver for Purposes of Liquidation, Injunction, and Notice of Automatic Stay (hereinafter the “Liquidation Order”); and

WHEREAS, pursuant to the Liquidation Order and sections 631.111 and 631.141, Florida Statutes, the Department as Receiver is vested with title to all property, contracts, rights of action, and books and records of SSIC; and

WHEREAS, SSIC has outstanding and in force policies issued pursuant to the SSIC’s underwriting guidelines; and

WHEREAS, pursuant to the Liquidation Order and section 631.252, Florida Statutes, excepting those policies of flood insurance issued pursuant to the National Flood Insurance Act of 1968 that have not expired, all policies of insurance or similar contracts of coverage written by SSIC that have not expired are canceled effective 12:01 a.m. on July 3, 2014 (the date 30 days after the entry of the Liquidation Order); and

WHEREAS, pursuant to the Liquidation Order and sections 631.252 and 631.52, Florida Statutes, the authority of FIGA has been triggered to make payment of covered claims under certain insurance policies; and

WHEREAS, the Receiver desires to effectuate a smooth transition of the SSIC property and casualty policies to another licensed insurer; and

WHEREAS, On June 5, 2014, in an effort to effectuate a smooth transition of the SSIC property and casualty policies to another licensed insurer, the Receiver issued a Request For Proposal (hereinafter “RFP”), which sought proposals for the non-exclusive right to offer coverage to SSIC’s Homeowners, Builders Risk, and Condominium policies; and

WHEREAS, In response to the RFP, ten proposals were submitted, all of which were reviewed by the Receiver to determine the benefit each proposal offered to the Receivership estate and the SSIC policyholders; and

WHEREAS, After careful review, the Receiver determined that the HPCIC’s proposal offers the greatest benefit to the Receivership estate and to the SSIC policyholders.

NOW, THEREFORE, in consideration of the covenants, conditions, promises, releases contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree to the following provisions:

ARTICLE I

Definitions:

“Agreement” means this Agreement.

“Circuit Court” means the Circuit Court of Leon County, Florida.

“Effective Date” means the effective date of this Agreement, which is June 13, 2014.

“FIGA” means the Florida Insurance Guaranty Association.

“HPCIC” means Heritage Property & Casualty Insurance Company.

“Liability” means any liability, demand, claim, action or cause of action arising out of or in connection with an insurance policy, including all claims for credits due on the policy, refunds, commission claims of agents in connection with, any premium tax related to, and any special, incidental, consequential, extra-contractual or punitive damages arising out of a policy.

“Notice” means any notice, consent, request, waiver, election and other communication authorized, required or permitted to be given under this Agreement.

“OIR” means the Florida Office of Insurance Regulation.

“Policyholder” means each person identified as an insured in a currently effective insurance policy written by SSIC.

“Pre-Existing Condition” means damage or loss to property that occurred while that property was insured by a SSIC policy.

“Receiver” means the Florida Department of Financial Services, as Receiver for Sunshine State Insurance Company.

“SSIC” means the Sunshine State Insurance Company.

“Transition Coverage” means a policy offered by HPCIC on SSIC’s policy forms and utilizing the SSIC’s rates, which shall take effect at 12:01 a.m. on June 27, 2014, and shall terminate at the end of the policy periods of the original SSIC policies.

“Transition Policy” means a policy issued by HPCIC on SSIC’s policy forms and utilizing SSIC’s rates, which shall take effect at 12:01 a.m. on June 27, 2014, and shall terminate at the end of the policy periods of the original SSIC policies.

ARTICLE II

Transition Coverage

With the exception of policies of flood insurance issued pursuant to the National Flood Insurance Act of 1968, builder’s risk policies, and any policies issued to Mississippi or South Carolina Policyholders, HPCIC will offer a new policy of insurance, effective June 27, 2014, to all Florida SSIC Policyholders having in-force policies, without the need for the SSIC Policyholders to file a new application with HPCIC or pay premium that has already been paid to SSIC. This Transition Coverage shall automatically terminate at the end of the policy periods of the original SSIC policies. Upon termination of each Transition Policy, HPCIC will renew such policies on SSIC’s or HPCIC’s forms and utilizing the lesser of SSIC’s and HPCIC’s rates.

HPCIC may, but shall not be required to issue policies on properties that have a Pre-Existing Condition until the Policyholder submits to HPCIC a written representation and warranty that the Pre-Existing Condition has been repaired, together with a picture of the front and back of the insured property. HPCIC retains the right to inspect the remedy of any such Pre-Existing Condition, and is only required to offer replacement coverage if the remedy has been performed to HPCIC’s sole satisfaction.

HPCIC is not assuming any Liability occurring before 12:01 a.m. on June 27, 2014, relating to any SSIC policy. HPCIC shall not become a successor in interest of SSIC that may result in HPCIC assuming any obligation or Liability of SSIC.

SSIC is not assuming any Liability relating to any HPCIC policy. SSIC shall not be deemed a predecessor in interest of HPCIC that may result in SSIC assuming any obligation or Liability of HPCIC.

Neither the Receiver nor FIGA shall be responsible for or bear the cost to transfer the Policyholder information from the systems of SSIC and its service providers, including the Computer Sciences Corporation, to the systems of HPCIC and its service providers.

ARTICLE III

Consideration

Unearned Premium: True Up Process

HPCIC is assigned the entirety of the unearned premium, paid or not paid, net of the per policy $100 FIGA statutory deductible that is associated with Transition Coverage, including unearned commissions; and FIGA shall pay such unearned premium to HPCIC as provided in this paragraph provided that the amount of such payment to HPCIC will be reduced by (a) the amount of the unearned commission of SSIC’s independent agents (for which HPCIC retains its assignment) and (b) the amount of unearned premium that is unpaid by SSIC’s Policyholders (for which HPCIC retains its assignment), and (c) a FIGA estimated holdback to account for policyholders selecting coverage with other insurers or who otherwise opt out of receiving coverage from HPCIC.

HPCIC shall provide the Receiver and FIGA with documentation reporting all Transition Policies issued to SSIC’s former Policyholders. This report shall include the Policyholder’s information, the date of the inception of the policy, the expiration date of the policy, and the premium charged for the coverage. All supporting documentation relating to the reports produced by HPCIC will be subject to audit by the Receiver and FIGA. This first report will be provided to the Receiver no later than August 31, 2014. A second “true up” report shall be provided no later than October 31, 2014, and will include final information on any policy cancellations, endorsements, return premium, and other premium data pertaining to the policies issued by HPCIC.

On or before July 31, 2015, the Parties shall agree on a final calculation of the unearned premium amount and settle the funds that need to be paid between FIGA and HPCIC with respect to the Unearned Premium, including refunds to FIGA for policies not provided coverage by HPCIC.

Consideration for Rewritten Policies

As consideration for the acquisition of these Transition Policies, HPCIC agrees to deposit $10 million with the Receiver (the “Acquisition Payment”). HPCIC will receive a credit that reduces the Acquisition Payment by (1) the $100 FIGA Statutory Deductible applicable to each Transition Policy and (2) the amount of the unearned commission of SSIC’s agents.

ARTICLE IV

Notice to Policyholders

Except for the lines of insurance as noted above, HPCIC shall cause to be issued and shall mail to each Policyholder to whom HPCIC offers a policy hereunder the following:

If the Policyholder’s property does not have a Pre-Existing Condition:

1.	A letter from the Receiver notifying the Policyholder that his/her policy is being cancelled, informing them of this transaction and introducing HPCIC as the replacement insurer. This letter will include information on obtaining a new policy.

2.	An introduction letter to each Policyholder from HPCIC.

If the Policyholder’s property does have a Pre-Existing Condition:

1.	A letter from the Receiver notifying the Policyholder that his / her policy is being canceled, informing them of this transaction and introducing HPCIC as the replacement insurer. This letter will include information on the necessity of remedying the Pre-Existing Condition prior to being eligible for obtaining a new policy.

2.	A letter from HPCIC instructing them to contact their agent or HPCIC when their Pre-Existing Condition has been remedied.

All of the materials to be sent out by HPCIC shall be reviewed and approved by the Receiver prior to mailing and will be sent out no later than three (3) business days after Court approval of this Agreement.

ARTICLE V

Indemnification:

HPCIC will hold harmless and indemnify the Receiver and FIGA from and against any liability, cost or expense (including reasonable fees of legal counsel and related disbursements) incurred by the Receiver for any claim, demand, action or cause of action asserted by any third party as a result of or related to: (a) HPCIC’s breach of any term contained in this Agreement; (b) an insurance policy written by HPCIC pursuant to the terms of this Agreement; and (c) HPCIC’s negligent or wrongful performance or non-performance of its obligations pursuant to this Agreement or any other agreement provided for or contemplated in this Agreement.

ARTICLE VI

Further Instruments:

The parties hereto agree to execute and deliver such further instruments and do such further acts as may be reasonably necessary and proper to carry out the purposes of this Agreement.

ARTICLE VII

Partial Invalidity:

If any court holds any provision of this Agreement or its applicability to any person or circumstance invalid, the remainder of this Agreement, including the remainder of the section in which such provision appears, or the applicability of such provision to other persons or circumstances, shall not be affected thereby.

ARTICLE VIII

Further Agreements:

The Parties acknowledge that the effort to effect the transition of 36,000 policies in a less than thirty (30) day time frame is a complex process. Certain situations will present themselves concerning particular policies, either individually, or as a group, which will require further discussion and agreement to 1) protect the Policyholders and 2) assure that the Parties are fairly compensated as contemplated. In such situations, the Parties agree to work cooperatively towards those common goals and execute such memoranda of understanding as may be necessary to effectuate the transition of those Policyholders and the intent of this Agreement.

ARTICLE IX

Burden and Benefit:

This Agreement is binding on and shall inure to the benefit of the parties hereto, their successors and assigns.

ARTICLE X

Counterparts:

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE XI

Notices:

All notices, consents, requests, waivers, elections and other communications (collectively “Notices”) authorized, required or permitted to be given under this Agreement shall be addressed as follows:

If to Sunshine State Insurance Company:

The Florida Department of Financial Services as Receiver for

Sunshine State Insurance Company

2020 Capital Circle SE

Suite 310

Tallahassee, FL 32301

If to the Florida Insurance Guaranty Association:

Florida Insurance Guaranty Association

P.O. Box 14249

Tallahassee, FL 32317

If to Heritage Property & Casualty Insurance Company:

Heritage Property & Casualty Insurance Company

2600 McCormick Drive, Ste. 300

Clearwater, FL 33759

All Notices must be given in writing, mailed by first class registered or certified mail, and shall be deemed to be received three (3) days after the day of mailing. Either party may change its address for the receipt of Notices or the party to whose attention Notices are sent at any time by giving notice thereof to the other party hereto. In the event that any legal process, notice, regulatory bulletin, is served on one party in a legal action or proceeding against the other party, or for any other reason whatsoever, the party receiving the process, notice or regulatory bulletin, shall promptly and forthwith forward such process, notice or bulletin to the other party as directed above, via registered or certified mail, and with an additional copy sent via fax.

ARTICLE XII

No Intermediary:

The parties represent and warrant to each other that no intermediary was involved in the transactions contemplated by this Agreement nor are any payments being made as a result of the transactions contemplated by this Agreement.

ARTICLE XIII

No Third Party Beneficiaries:

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective affiliates or successors.

ARTICLE XIV

Jurisdiction:

The Circuit Court of Leon County, Florida (“Receivership Court”) shall have exclusive jurisdiction with respect to this Agreement.

ARTICLE XV

Applicable Law:

The laws of the State of Florida shall govern this Agreement.

ARTICLE XVI

Drafting of Agreement:

All parties participated in the drafting of this Agreement. Any language in this Agreement determined to be ambiguous shall not be construed against any party by reason of having drafted said language.

ARTICLE XVII

Approval of Receivership Court:

This enforceability of this Agreement is subject to the approval of the Receivership Court.

FLORIDA DEPARTMENT OF FINANCIAL SERVICES AS RECEIVER FOR SUNSHINE STATE INSURANCE COMPANY

By:	/s/ Authorized Signatory

Title:	Authorized Signatory

Date:	June 13, 2014

FLORIDA INSURANCE GUARANTY ASSOCIATION

By:	/s/ Authorized Signatory

Title:	Authorized Signatory

Date:	June 13, 2014

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Bruce Lucas

Title:	Chief Executive Officer

Date:	June 13, 2014